Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 26, 2018, with respect to the consolidated balance sheet of Lansing Trade Group, LLC as of December 31, 2017, and the related consolidated statements of comprehensive income, equity, and cash flows for the year ended December 31, 2017, and the related notes, incorporated herein by reference.

/s/ KPMG LLP
Kansas City, Missouri
December 21, 2018